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EXHIBIT 4.6


                           SHORT TERM PROMISSORY NOTE

US$60,000.00                                                    November 3, 2004

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Castle Hill Advisory Group at such place as the holder of this Note may from time to time designate, the principal sum of Sixty Thousand and 00/100 (US$60,000.00) together with simple interest from the date hereof at the rate of six percent (6) per annum on the principal balance.

         A one installment payment will be due sixty (60) calendar days from the day when Voyager One, Inc. receives free and clear funds from the holder of the note.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest in the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.


Voyager One, Inc.                                    Sebastien C. DuFort
859 West End Court
Suite I                                              BY: /s/ Sebastien C. DuFort
Vernon Hills, IL 60061                                   -----------------------
Phone: 847-984-6200                                      SIGNATURE & DATE
Fax: 847-984-6201

BY:  /s/ John A. Lichter 11-3-04
     ---------------------------
         SIGNATURE & DATE
         JOHN A. LICHTER
         CEO